EXHIBIT 99

For editorial information, contact:	For investor information, contact:
Linda Ferguson InFocus (503) 685-8870 linda.ferguson@infocus.com	Scott Hildebrandt InFocus (503) 685-8609 scott.hildebrandt@infocus.com
Judy Piercey Proxima, USA (858) 638-2854 jpiercey@proxima.com	Tore Valderhaug Proxima, Norway 47 69 34 01 55 tore.valderhaug@askproxima.no
Erin Findley Golin/Harris International (415) 808-9822 efindley@golinharris.com

INFOCUS AND PROXIMA ANNOUNCE MERGER AGREEMENT; PLAN TO
ACCELERATE GROWTH OF MULTIMEDIA PROJECTION INDUSTRY

Proposed Transaction Creates Company with Unprecedented Depth of Technology Expertise Focused on Both Existing and Emerging Projection Markets

    Wilsonville, Ore., and Oslo, Norway, Mar. 6, 2000—InFocus® (NASDAQ:INFS) and Proxima® (OSE:PRX) today announced that they have entered into a definitive agreement to merge the activity of the two entities. InFocus will make a public exchange offer to all shareholders of Proxima. The transaction will bring together two of the world's leading names in multimedia projection solutions. The combined company will be the world's largest developer, manufacturer and marketer of multimedia projection products and services. Multimedia projection systems are designed to project graphics, audio, video and other data from PCs, video and DVD players as well as other digital and electronic devices.

    This transaction will create a company with technology development and manufacturing centers in the US and Norway, worldwide strength in sales, service and marketing and the most comprehensive product line in the industry. The new company will be uniquely positioned to exploit the tremendous opportunities in the global multimedia projection market which, according to estimates by the industry analyst firm Pacific Media Associates (PMA), is currently growing at over 40% per year. By combining their research and development efforts, the new company expects to accelerate development of the most technologically advanced and complete product offerings across a variety of market segments including business, consumer and education. The company further expects to accelerate availability of these products worldwide through an expanded sales, service and marketing organization.

    "This business combination will result in a very strong company from top to bottom," said InFocus Chairman and CEO John V. Harker. "The opportunity to combine the complementary strengths of two very strong organizations will allow us to create the pre-eminent multimedia projection company. Together, Proxima and InFocus will have sufficient resources, technical expertise, strength and depth to accelerate the development of new projection system technologies and applications, and expand into new and emerging markets," concluded Harker.

    "This is a merger of two very strong organizations with similar cultures, business goals and strategies within the same industry," said Proxima CEO Ole J. Fredriksen. "The blending of our combined talents will act to enhance our existing product and service offerings, accelerate our entry into new and fast growing market opportunities and increase shareholder value. We will be much better positioned, as one, to be a strong and formidable competitor in a very competitive market," Fredriksen emphasized.

    Mr. Harker and Mr. Fredriksen also said that the companies expect to generate incremental earnings from synergies that will be created as well as cost savings that will be realized. Anticipated synergies will include such things as reduced product costs, faster time to market based on focused new product development efforts and consolidation of various operational activities. The transaction is not expected to result in employee reductions or facilities closures.

    The newly formed company will be called InFocus and will continue to market multimedia solutions under all three of its popular brand names: InFocus, PROXIMA and ASK. On a proforma basis, the company would have had total 1999 revenues of approximately $689 million (NOK 5,372 million) and net income of $44 million (NOK 345 million).

    The proposed transaction calls for Proxima shareholders to exchange each of their shares for 0.3615 shares of InFocus. Following the business combination, Proxima shareholders will comprise approximately 38% of the new company and InFocus shareholders approximately 62%. John V. Harker current Chairman, President, and CEO of InFocus will become Co-Chairman and CEO of the new company. Ole J. Fredriksen, currently President and CEO of Proxima, will become Co-Chairman of InFocus and President of European Operations. The Board of Directors of the new company will consist of the current four directors of InFocus: John V. Harker, Peter D. Behrendt, Michael R. Hallman and Nobuo Mii; and two members of the current Proxima Board of Directors: Svein S. Jacobsen and Einar J. Greve; and Ole J. Fredriksen. The parties will apply for a ruling from the Norwegian Authorities for the exchange for Proxima shares into InFocus shares to be tax-free for Proxima's Norwegian Shareholders. The transaction is currently planned to be accounted for on a pooling of interests basis.

    InFocus will apply for a secondary listing on the Oslo Stock Exchange, and a prospectus for the offer will be issued as soon as reasonably possible. The business combination has been unanimously approved by the Board of Directors of both InFocus and Proxima. The transaction is expected to be consummated in the second quarter of 2000, subject to the holders of more than 90% of Proxima's outstanding shares accepting the offer; approval of InFocus shareholders; a number of regulatory approvals and other customary closing conditions.

    Salomon Smith Barney is acting as advisor to InFocus and Deutsche Banc Alex Brown is serving as financial advisor to Proxima.

    InFocus Systems, Inc. (NASDAQ: INFS) is the worldwide leader in developing, manufacturing, and marketing award-winning data/video projectors and services. All projectors provided by InFocus are backed by a comprehensive two-year service warranty, an exclusive "24-hour seven days per week" customer support hotline (800) 799-9911 and our Priority Care program. For the fiscal year ending December 31, 1999 InFocus revenue was $390.7M. The company's headquarters are located at 27700B SW Parkway Avenue, Wilsonville, Oregon 97070-9215. Call (800) 294-6400 or (503) 685-8888. Find InFocus on-line at: www.infocus.com.

    Founded in 1984, Proxima ASA is the world's second largest developer and supplier of products and services for projection of data and video in large format. As a pioneer in the industry, Proxima ASA develops, manufactures and markets high-resolution multimedia projectors and presentation technology for PCs, workstations, audio-visual and video industries. The Proxima web site can be visited at www.proxima.com and www.askproxima.com.

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    This press release includes forward-looking statements. Investors are cautioned that all forward-looking statements involve risks and uncertainties and several factors could cause actual results to differ materially from those in the forward-looking statements. Forward-looking statements relate to anticipated revenues, gross margins, earnings, and availability of products manufactured on behalf of the Company, backlog and new product introductions. The following factors, among others, could cause actual results to differ from those indicated in the forward-looking statements: 1) in regard to revenues, gross margins and earnings uncertainties associated with market acceptance of and demand for the Company's products, impact of competitive products and pricing and dependence on third party suppliers; 2) in regard to product availability and backlog, uncertainties associated with manufacturing capabilities and dependence on third party suppliers; and 3) in regard to new product introductions, uncertainties associated with the development of technology and the establishment of full manufacturing capabilities, dependence on third party suppliers and intellectual property rights. Investors are directed to the Company's filings with the Securities and Exchange Commission, including the Company's 1998 Form 10-K, which are available from the Company without charge, for a more complete description of the risks and uncertainties relating to forward looking statements made by the Company as well as to other aspects of the Company's business.